Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the registration of shares which were offered to Indroneel Chatterjee as a material inducement to his hiring as Co-Chief Executive Officer of the Company of our reports dated February 27, 2019, with respect to the consolidated financial statements of Altisource Asset Management Corporation and the effectiveness of internal control over the financial reporting of Altisource Asset Management Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, GA
January 29, 2020